                   SECURITY ASSOCIATES INTERNATIONAL, INC.
                            ----------------------

                   SUPPLEMENT NO. 4 DATED FEBRUARY 4, 1998
                     TO PROSPECTUS DATED OCTOBER 20, 1997



         On October 20, 1997, Security Associates International, Inc. (the "Company") commenced its offering of an aggregate of 2,000,000 shares of common stock, $.001 par value per share ("Common Stock") and warrants to purchase up to 2,000,000 of said shares of Common Stock (the "Warrants"). The Company hereby expands upon, amends, modifies and supersedes certain information contained in its Prospectus dated October 20, 1997, as supplemented by Supplement No. 1 dated November 13, 1997, Supplement No. 2 dated December 15, 1997 and Supplement # 3 dated January 13, 1997 (the "Supplemented Prospectus"). This Supplement No. 4 must be read in conjunction with the Supplemented Prospectus. Unless otherwise defined, capitalized terms used herein shall have the same meanings as in the Supplemented Prospectus.

         1. The section entitled "DESCRIPTION OF CAPITAL STOCK - Convertible Preferred Stock" (page 44) is hereby amended in its entirety and replaced in the Supplemented Prospectus as follows:

                  "Each share of Convertible Preferred Stock is senior to the Company's outstanding Common Stock but ranks junior to the outstanding 12% Redeemable Preferred Stock. The holders of Convertible Preferred Stock are entitled to receive such dividends, if any, as may be declared on the Common Stock. The dividends will be paid as if such holder of the Convertible Preferred Stock were the holder of the number of shares of Common Stock into which the shares of Convertible Preferred Stock held by such holder are then convertible. The Shares of Convertible Preferred Stock are convertible into 100 shares of Common Stock at the option of the holder at any time and automatically upon an initial public offering by the Company. Each share of Convertible Preferred Stock has the voting power of the number of shares of Common Stock into which it is convertible (i.e., one share of Convertible Preferred Stock has the voting power of 100 shares of Common Stock) and votes together with the Common Stock as a single class. The Convertible Preferred Stock has a $250.00 per share liquidation preference, after payment to the holders of the 12% Redeemable Preferred Stock."

         2. A new section entitled "Telecommunications Associates Group, Inc. (D/B/A Emergency Response Center) Financial Statements as of November 24, 1997 together with Auditor's Report" is hereby included in the Supplemented Prospectus as follows:

Telecommunications Associates Group, Inc.                                          Page
                                                                                   ----
         Report of Independent Public Accountants                                   F-1
         Balance Sheet as of November 24, 1997                                      F-2
         Statement of Operations for the period January 1 to November 24, 1997      F-3
         Statements of Cash Flow for the Period January 1 to November 24, 1997      F-4
         Notes to Financial Statements                                              F-5

         3. A new section entitled "Pro Forma Financial Information" is hereby included in the Supplemented Prospectus as follows:


         Pro forma combined Balance Sheet as of September 30, 1997                 F-9
         Pro forma combined Statement of Income for the nine
           month period ended September 30, 1997                                   F-11
         Pro forma combined Statement of Income for the year ended
           December 31, 1996                                                       F-12

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To the Board of Directors of
Telecommunications Associates Group, Inc.:



We have audited the accompanying balance sheet of TELECOMMUNICATIONS ASSOCIATES GROUP, INC. (an Ohio corporation doing business as Emergency Response Center) as of November 24, 1997, and the related statements of operations and cash flows for the period from January 1, 1997, to November 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telecommunications Associates Group, Inc. as of November 24, 1997, and the results of its operations and its cash flows for the period from January 1, 1997, to November 24, 1997, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP



Chicago, Illinois
January 13, 1998

                  TELECOMMUNICATIONS ASSOCIATES GROUP, INC.


                                BALANCE SHEET

                           AS OF NOVEMBER 24, 1997

                                           ASSETS
-------------------------------------------------------------------------------------------
CURRENT ASSETS:
  Cash                                                                          $   81,106
  Accounts receivable, net                                                         246,036
  Prepaid expenses                                                                   8,054
                                                                                -----------
                Total current assets                                               335,196

OTHER ASSETS:
  Contract rights to monitor security systems, net                                 689,665
  Other assets                                                                       3,900
                                                                                -----------
                Total other assets                                                 693,565
                                                                                -----------

FURNITURE AND EQUIPMENT, net                                                       124,860
                                                                                -----------
                Total assets                                                    $1,153,621
                                                                                ===========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
  Current maturities of notes payable                                           $  178,461
  Accounts payable                                                                  96,890
  Accrued expenses                                                                 205,590
  Unearned revenue                                                                 776,577
                                                                                -----------
                Total current liabilities                                        1,257,518

NOTES PAYABLE, net of current portion                                              244,594
                                                                                -----------
                Total liabilities                                                1,502,112
                                                                                -----------
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 750 shares authorized, 491
    shares issued and outstanding                                                   71,000
  Retained earnings, beginning of year                                            (276,580)
  Shareholder distributions                                                       (210,155)
  Net income                                                                        67,244
                                                                                -----------
  Retained earnings, end of year                                                  (419,491)
                                                                                -----------
                Total stockholders' equity                                        (348,491)
                                                                                -----------
                Total liabilities and stockholders' equity                      $1,153,621
                                                                                ===========


                      The notes to financial statements are
                     an integral part of this balance sheet.

                  TELECOMMUNICATIONS ASSOCIATES GROUP, INC.


                           STATEMENT OF OPERATIONS

                FOR THE PERIOD JANUARY 1 TO NOVEMBER 24, 1997


REVENUES FROM MONITORING FEES                          $3,431,078
                                                       -----------

OPERATING EXPENSES:
  General, selling and administrative                   3,086,124
  Contract rights written off                              98,216
  Amortization and depreciation                           130,729
                                                       -----------
               Total operating expenses                 3,315,069
                                                       -----------
               Income (loss) from operations              116,009

INTEREST EXPENSE                                           48,765
                                                       -----------
               Net income                              $   67,244
                                                       ===========


                    The notes to financial statements are
                     an integral part of this statement.

                  TELECOMMUNICATIONS ASSOCIATES GROUP, INC.


                           STATEMENTS OF CASH FLOWS

                FOR THE PERIOD JANUARY 1 TO NOVEMBER 24, 1997

CASH PROVIDED FROM OPERATING ACTIVITIES:
  Net income (loss)                                                $  67,244
  Adjustments to reconcile net income (loss) to cash provided by operating activities-
      Depreciation and amortization                                  130,729
      Contract rights written off                                     98,216
      Changes in current assets and liabilities-
        Accounts receivable                                          (16,737)
        Prepaid expenses                                              27,620
        Other Assets                                                     600
        Accounts payable                                             (11,701)
        Accrued expenses                                             (47,665)
        Unearned revenue                                              68,308
                                                                   ---------
                 Net cash provided by operating activities           316,614
                                                                   ---------

CASH USED FOR INVESTING ACTIVITIES:
  Purchase of fixed assets                                           (32,249)
  Purchases of contract rights to monitor security systems           (45,808)
                                                                   ---------
                 Net cash used for investing activities              (78,057)
                                                                   ---------
CASH USED FOR FINANCING ACTIVITIES:
  Repayments of debt                                                 (55,058)
  Distributions to shareholders                                     (210,155)
                                                                   ---------
                 Cash used for investing activities                 (265,213)
                                                                   ---------
                 Total decrease in cash                              (26,656)


CASH, beginning of period                                            107,762
                                                                   ---------
CASH, end of period                                                $  81,106
                                                                   =========


CASH PAID FOR INTEREST                                             $  48,765
                                                                   =========




                    The notes to financial statements are
                     an integral part of this statement.

                  TELECOMMUNICATIONS ASSOCIATES GROUP, INC.


                        NOTES TO FINANCIAL STATEMENTS
                           AS OF NOVEMBER 24, 1997


1.       DESCRIPTION OF THE BUSINESS

                           COMPANY BACKGROUND

      Telecommunications Associates Group, Inc. (the "Company") (an Ohio Company doing business as Emergency Response Center) owns and operates central monitoring stations in Cleveland, Ohio and Austin, Texas to provide security monitoring for security dealers throughout the continental United States.

2.       SUMMARY OF MAJOR ACCOUNTING POLICIES

                           USE OF ESTIMATES

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           REVENUES

      Monitoring fee revenue is recognized as earned over the related contract period. Services may be billed in advance on a monthly, quarterly, or annual basis and any amounts not earned are included as unearned revenue.

                           CASH

      For purposes of the statement of cash flows, cash includes bank deposits and petty cash funds of the Company.

                           ACCOUNTS RECEIVABLE

      The Company grants unsecured trade credit to its customers in the normal course of business. Receivables in the accompanying balance sheet are net of reserves of $100,000.

                           CONTRACT RIGHTS TO MONITOR SECURITY SYSTEMS

      The Company acquires contract rights to monitor security systems from its customers. These contract rights are recorded at the Company's purchase price. The Company generally receives a guarantee from the seller to replace any contracts which cancel monitoring service for a period of one year. Accounts which are replaced are carried at the book value of the replaced account. The net annual attrition rate of these accounts is approximately 10%. The contract rights are amortized on a straight-line basis over a ten year period. Contract rights to monitor security systems in the accompanying balance sheet are net of accumulated amortization of approximately $185,000 as of November 24, 1997.

      FURNITURE, EQUIPMENT AND DEPRECIATION

      Property and equipment are recorded at cost. Maintenance and repairs are charged to operations as incurred. When property, equipment and improvements are disposed of, the costs and accumulated depreciation or amortization are removed from the accounts and any resulting gains or losses are reflected in income. Depreciation and amortization is provided for financial reporting purposes using accelerated methods over five to seven years.

      Furniture and equipment at November 24, 1997, consists of the following:


                        Equipment                  $624,500
                        Furniture and fixtures       69,602
                                                   --------
                                                    694,102

                        Accumulated depreciation    569,242
                                                   --------
                                                   $124,860
                                                   ========



       LEASES

      The Company operates exclusively in leased facilities. Total rent expense related to these facilities for the period ended November 24, 1997, was approximately $104,300.

      Additionally, the Company leases certain equipment used in its operations. Total lease expense under these leases was approximately $47,800 for the period ended November 24, 1997.

      Future minimum lease payments at November 24, 1997 is as follows:



                                1998              $156,100
                                1999               114,700
                                2000                82,500
                                2001                82,500
                                2002                81,100
                                Thereafter         159,600
                                                  ========

      ACCRUED EXPENSES

      Accrued expenses are comprised of the following:


                             Accrued Payroll                        $ 101,271
                             Accrued Vacation                          50,000
                             Other                                     54,319
                                                                   -----------
                                                                    $ 205,590
                                                                   ===========


       UNEARNED REVENUE

      Unearned revenue consists primarily of prebilled monitoring fees to customers. Monitoring services are billed on a monthly, quarterly, semi-annual and annual basis.

       INCOME TAXES

      The Company elected to have its income taxed with that of its shareholders for federal income tax purposes (an S Corporation election). Consequently, there are no federal income taxes payable by the Company.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of the Company's long-term debt, which approximates the carrying value, is estimated based on the current rates offered to the Company for debt of the same remaining maturities.

3.       NOTES PAYABLE

      Debt at November 24, 1997, consists of the following:

         Line of credit, interest at 9.5%, due May, 1998                    $ 65,250
         Notes payable to bank, interest at 10% payable in monthly
           installments of $9,869, maturing in August, 1999                  210,917
         Notes payable to bank, interest at 10% payable in monthly
           installments of $2,604, maturing in April, 2001                   102,603
         Notes payable to financial institution, interest at 10%, payable
           in monthly installments of $ 2,659, maturing in May, 1999          44,285
                                                                            --------
                                                                             423,055

         Current maturities                                                  178,461
                                                                            --------
                              Total long-term debt                          $244,594
                                                                            ========

      Debt matures as follows:



                           1998              $246,834
                           1999               136,114
                           2000                31,248
                           2001                 8,859
                                             --------
                                             $423,055
                                             ========

          PRO FORMA COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 1997
                    (in thousands, except per share data)

         The following unaudited Pro Forma Combined Balance Sheet as of September 30, 1997 was prepared to illustrate the estimated effects of the acquisition of Telecommunications Associates Group, Inc. (TAG) as if it had occurred on September 30, 1997. The Pro Forma Balance Sheet does not purport to represent what Security Associates International, Inc.'s (the "Company") financial position would actually have been if the acquisition had occurred on the dates indicated or to predict the Company's financial position for any future period. The following financial information should be read in conjunction with the audited Financial Statements of Telecommunications Associates Group, Inc. and the related Notes thereto included elsewhere in this filing.





                                                                                                  PRO FORMA               PRO FORMA
                                                              THE COMPANY(1)    TAG(2)            ADJUSTMENT               COMBINED
                                                              -------------     ------            ----------              ---------
         Assets
Cash                                                            $    527       $    30                                    $    557
Accounts Receivable, net                                           1,992           242                                       2,234
Other                                                                217             7                                         224
                                                                ---------------------------------------------             ----------
     Total current assets                                          2,736           279                                       3,015
                                                                ---------------------------------------------             ----------
Contract Rights to monitor security
  systems, net                                                    11,814           699             $   103      (3)         12,616
Goodwill and other intangible assets, net                          7,660             7               5,088      (3)         12,755
Fixed assets, net                                                    609           144                 157      (3)            910
                                                                ---------------------------------------------             ----------
     Total assets                                               $ 22,819       $ 1,129             $ 5,348                $ 29,296
                                                                ---------------------------------------------             ----------


            Liabilities and Equity
Accounts Payable                                                $    436       $   104                                    $    540
Current Maturities of long term debt                                 787           216             $  (150)     (4)            853
Accrued Expenses                                                   1,477           129                                       1,606
Unearned Revenue                                                   2,087           758                                       2,845
                                                                ---------------------------------------------             ----------
     Total current liabilities                                     4,787         1,207                (150)                  5,844
                                                                ---------------------------------------------             ----------
Notes Payable, net of current maturities                          19,017           270                 567      (4)         19,854
                                                                ---------------------------------------------             ----------
     Total liabilities                                            23,804         1,477                 417                  25,698
                                                                ---------------------------------------------             ----------
Common Stock                                                           4            71                 (70)     (5)              5
Preferred Stock                                                    3,847          --                   237      (5)          4,084
Additional Paid in Capital                                         4,349          --                 4,345      (5)          8,694
Retained Earnings                                                 (9,185)         (419)                419      (5)         (9,185)
                                                                ---------------------------------------------             ----------
     Total liabilities and stockholders' equity                 $ 22,819       $ 1,129             $ 5,348                $ 29,296
                                                                =============================================             ==========

(1)      Data for the Company is as of September 30, 1997.
(2)      Data for TAG is as of September 30, 1997.
(3) Provides for the pro forma step up of contract rights and fixed assets to fair market value and pro forma goodwill generated from the acquisition of TAG.
(4) Provides for the pro forma increase in debt of $417. Total new debt of $800 was used by the Company to acquire TAG, of which $383 was used to retire TAG debt.
(5) Provides for the pro forma equity which was raised by the Company in October and November, 1997 through the exercise of options and warrants and eliminates TAG equity.

                  PRO FORMA COMBINED STATEMENT OF INCOME FOR
                THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997
                    (in thousands, except per share data)

         The following unaudited Pro Forma Combined Statement of Income for the nine month period ended September 30, 1997 was prepared to illustrate the estimated effects of the acquisition of Telecommunications Associates Group, Inc. (TAG) as if it had occurred on January 1, 1997. The Pro Forma Statement of Income does not purport to represent what Security Associates International, Inc.'s (the "Company") results of operations would actually have been if the acquisition had occurred on the dates indicated or to predict the Company's results of operations for any future period. The following financial information should be read in conjunction with the audited Financial Statements of Telecommunications Associates Group, Inc. and the related Notes thereto included elsewhere in this filing.







                                                                                 PRO FORMA              PRO FORMA
                                           THE COMPANY(1)        TAG(2)         ADJUSTMENT               COMBINED
                                           --------------        ------         ----------              ---------
Monitoring fees and other revenues             $7,417           $2,772                                    $10,189
General, selling and administrative
  expenses                                      5,701            2,498                                      8,199
Loss from disposition of contract rights        1,079               97                                      1,176
Amortization and depreciation                   1,708               98             $333        (3)          2,139
                                           ---------------------------------------------------        ---------------
Income (loss) from operations                  (1,071)              79             (333)                   (1,325)
Interest expense                                1,314               37               39        (4)          1,390
                                           ---------------------------------------------------        ---------------
Income (loss) before income taxes              (2,385)              42             (372)                   (2,715)
Income tax expense                                 --               --               --        (5)             --
                                           ---------------------------------------------------        ---------------
Net income (loss)                              (2,385)              42             (372)                   (2,715)
Dividends accrued on preferred stock              310               --               --                       310
                                           ---------------------------------------------------        ---------------
Net income (loss) available to common
  Stockholders                                $(2,695)             $42            $(372)                  $(3,025)
                                           ---------------------------------------------------        ---------------
Net loss per share                                                                                         $(.77)
Weighted average shares outstanding                                                                     4,034,292

(1) Data for the Company is for the nine month period ended September 30, 1997.
(2)      Data for TAG is for the period January 1, 1997 to September 30, 1997.
(3) Provides for the pro forma increase in amortization expense related to contract rights and goodwill amortization for the period January 1, 1997 to September 30, 1997.
(4) Provides for the pro forma increase in interest expense for the nine month period ended September 30, 1997 related to the Company's increase in debt of $800 less $383 used to retire TAG debt at 12.5%.
(5) The pro forma adjustment for income tax expense of TAG as if it were treated on a separate return basis would be approximately $17 using an effective tax rate of approximately 40%. However, no pro forma income tax expense adjustment is presented due to the cumulative net operating losses of the Company.

                  PRO FORMA COMBINED STATEMENT OF INCOME FOR
                       THE YEAR ENDED DECEMBER 31, 1996
                    (in thousands, except per share data)

         The following unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1996 was prepared to illustrate the estimated effects of Security Associates International, Inc.'s (the "Company") acquisition of the non-Company interests in SACC and of AMJ and Telecommunications Associates Group, Inc. ("TAG") (all central monitoring stations) as if each had occurred on January 1, 1996. The Pro Forma Statement of Income does not purport to represent what the Company's results of operations would actually have been if the acquisition had occurred on the dates indicated or to predict the Company's results of operations for any future period. The following financial information should be read in conjunction with the audited Financial Statements and related Notes thereto of TAG included elsewhere in this filing.




                                                      THE                                         PRO FORMA          PRO FORMA
                                                  COMPANY(1)    SACC(2)      AMJ(3)     TAG(4)   ADJUSTMENT           COMBINED
                                                  ----------    -------      ------     ------   ----------          ---------
Monitoring fees and other revenues                  $3,782      $2,346      $2,104     $3,346        $(622)   (5)      $10,956
General, selling and administrative expenses         3,105       1,669       1,935      3,067         (622)   (5)        9,154
Loss from disposition of contract rights               248          --          --         39           --                 287
Amortization and depreciation                        1,020         101          23        129          739    (6)        2,012
                                                  -----------------------------------------------------------        -----------
Income (loss) from operations                         (591)        576         146        111         (739)               (497)

Interest expense                                     1,384         105          19         37          (17)   (7)        1,528
Interest income                                         --         (43)         --         --           --                 (43)
                                                  -----------------------------------------------------------        -----------
Income  (loss) before income in equity of
  joint venture                                     (1,975)        514         127         74         (722)             (1,982)
Income in equity of joint venture                     (257)         --          --         --         (257)   (8)           --
                                                  -----------------------------------------------------------        -----------
Income (loss) before minority interest              (1,718)        514         127         74         (979)             (1,982)
Minority interest                                       --           2          --         --           (2)   (9)           --
                                                  -----------------------------------------------------------        -----------
Net income (loss) before income taxes               (1,718)        512         127         74         (977)             (1,982)
Income tax expense                                      --          --          --         --           --    (10)          --
                                                  -----------------------------------------------------------        -----------
Net income (loss)                                   (1,718)        512         127         74         (977)             (1,982)
Dividends accrued on preferred stock                    --          --          --         --          413    (11)         413
                                                  -----------------------------------------------------------        -----------
Net income (loss) available to common
  Stockholders                                     $(1,718)       $512        $127        $74      $(1,390)            $(2,395)
                                                  -----------------------------------------------------------        -----------
Net loss per share                                                                                                       $(.65)
Weighted average shares outstanding                                                                                  3,669,343

(1)      Data for the Company is for the year ended December 31, 1996.
(2)      Data for SACC is for the period January 1, 1996 to September 5, 1996.
(3)      Data for AMJ is for the period January 1, 1996 to December 19, 1996.
(4)      Data for TAG is for the year ended December 31, 1996.
(5) Represents the elimination of intercompany billings of $622 related to monitoring services provided by SACC to Accounts owned by the Company for the period January 1, 1996 to September 5, 1996.
(6) Provides for the pro forma increase in depreciation expense and goodwill amortization expense for the period January 1, 1996 to September 5, 1996 related to the acquisition of SACC, for the period January 1, 1996 to December 15, 1996 related to the acquisition of AMJ and for the year ended December 31, 1996 related to the acquisition of TAG.
(7) Eliminates the interest expense for the subordinated debt of $69 for the period of September 5 to December 31, 1996, which was converted to preferred stock on December 31, 1996 and adds interest expense of $52 related to the additional debt incurred for the TAG acquisition.
(8) Eliminates the income in equity of joint venture (SACC) for the period January 1 to September 5, 1996 as a result of the acquisition of the controlling interest in SACC and pro forma inclusion of SACC's financial statements for such period.
(9) Eliminates the minority interest (2% of All-Security Monitoring Services, L.L.C.) as a result of certain insignificant acquisitions made by the Company.
(10) The pro forma adjustment for income tax expense of SACC, AMJ and TAG as if they were treated on a separate return basis would be approximately $205, $51 and $30, respectively, using an effective tax rate of approximately 40%. However, no pro forma income tax expense adjustment is presented due to the cumulative net operating losses of the Company and the acquired subsidiaries.

(11) Represents the accrued dividends on the preferred stock for the period January 1, 1996 to December 31, 1996.